Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post Effective Amendment on Form S-1 to certain Registration Statements on Form S-4 of SunCom Wireless, Inc. (the “Registration Statement”) of our report dated February 2, 2005, relating to the combined financial statements of the Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc. and our report dated January 21, 2005, relating to the financial statements of TeleCorp Wireless, Inc.’s Puerto Rico Operations, both of which appear in the Registration Statement. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

Seattle, Washington

April 28, 2005